Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

206-777-8246

Tuesday, January 19, 2010

FOR IMMEDIATE RELEASE

Washington Federal Reports First Quarter Earnings of $7.9 Million

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $7,911,000, or $.07, per diluted share for the quarter ended December 31, 2009, compared to $20,169,000, or $.23, per diluted share for the same period one year ago. Earnings decreased by $12,258,000, or 61%, primarily as a result of higher credit costs. Total credit costs, which include the provision for loan losses and Real Estate Owned (“REO”) expenses, were $82,500,000 for the quarter ended December 31, 2009, an increase of $46,261,000, or 128%, over the previous year.

Chairman, President and Chief Executive Officer Roy M. Whitehead commented, “Last quarter the company took a more aggressive approach to the writedown of problem assets. High unemployment, the planned unwinding of central bank support for the mortgage-backed securities market, pending FDIC liquidations in our markets, and changing social attitudes about mortgage default collectively drove us to the conclusion that the supply/demand imbalance in residential real estate will persist longer than we had previously believed. Washington Federal is fortunate to be in a position to absorb higher losses, which on individual properties can be astonishing, while remaining profitable and in a fortress-level capital position.

That financial strength, at a time of extraordinary weakness for most in the industry, enables us to take advantage of unique opportunities to expand at a reasonable cost. The acquisition of the former Horizon Bank on January 8th, for example, will add materially to earnings in the current quarter and beyond, with limited risk to shareholders due to a loss sharing agreement with the FDIC. Victories are relative in these tough economic times, and while these are relatively good times for Washington Federal we continue to be realistic about near-term prospects for a rebound in the overall economy.”

Non-performing assets amounted to $553 million, or 4.37%, of total assets at quarter-end. This is a decrease of $4 million from September 30, 2009. There has been a meaningful decrease in non-performing loans over the last 6 months due to payoffs, writedowns and the migration of problem real estate loans to REO. As of June 30, 2009 non-performing loans totaled $492 million and as of December 31, 2009 have decreased to $369 million, a 25% decline. Overall delinquencies declined to 4.74% in the current quarter from 4.86% at September 30, 2009; however the delinquency rate on single family residential mortgages, the largest portion of the loan portfolio, increased slightly from 2.91% to 3.20%. In response to the continued declines in real estate values and weak credit conditions of its loan portfolio, the Company increased its provision for loan loss expense from $35 million for the quarter ended December 31, 2008 to $70 million for the quarter ended December 31, 2009. As of quarter end the allowance for loan losses totaled $191 million.

During the quarter the Company sold $316 million out of its investment portfolio and realized a gain of $20 million and increased its cash position to $937 million from $498 million. This cash position, combined with its substantial capital base, will provide the Company with the flexibility to manage through potentially higher interest rates in the future.

The Company’s efficiency ratio of 26.6% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .25%, while return on equity amounted to 1.8%. These ratios represent near historical lows for the Company and are reflective of the effects of the significant declines in real estate values throughout the western United States.

On January 15, 2010, Washington Federal paid a cash dividend of $.05 per share to common stockholders of record on January 4, 2010. This was the Company’s 108th consecutive quarterly cash dividend.

The Company’s Annual Meeting of Stockholders will be held at 2:00 p.m. on January 20, 2010, at the Sheraton Hotel, 1400 6th Avenue, in Seattle, Washington.

Washington Federal Savings, with headquarters in Seattle, Washington, has 168 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	December 31, 2009	September 30, 2009
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$936,833	$498,388
Available-for-sale securities	1,920,165	2,201,083
Held-to-maturity securities	97,795	103,042
Loans receivable, net	8,855,533	8,983,430
Interest receivable	49,459	53,288
Premises and equipment, net	134,397	133,477
Real estate held for sale	183,508	176,863
FHLB stock	144,495	144,495
Intangible assets, net	256,069	256,797
Other assets	84,212	31,612

	$12,662,466	$12,582,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,921,117	$7,786,467
Repurchase agreements with customers	50,137	55,843

	7,971,254	7,842,310
FHLB advances	2,074,507	2,078,930
Other borrowings	800,000	800,600
Advance payments by borrowers for taxes and insurance	15,075	38,376
Federal and state income taxes	13,384	18,075
Accrued expenses and other liabilities	54,496	58,699

	10,928,716	10,836,990
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,512,273 and 129,320,072 shares issued; 112,439,949 and 112,247,748 shares outstanding	129,512	129,320
Paid-in capital	1,576,352	1,574,555
Accumulated other comprehensive income (loss), net of taxes	38,386	54,431
Treasury stock, at cost; 17,072,324 shares	(208,985)	(208,985)
Retained earnings	198,485	196,164

	1,733,750	1,745,485

	$12,662,466	$12,582,475

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$15.42	$15.55
Tangible common stockholders’ equity per share	13.14	13.26
Stockholders’ equity to total assets	13.69%	13.87%
Tangible common stockholders’ equity to tangible assets	11.91	12.08
Weighted average rates at period end
Loans and mortgage-backed securities	6.01%	6.04%
Combined loans, mortgage-backed securities and investment securities	5.49	5.75
Customer accounts	1.75	1.96
Borrowings	4.25	4.25
Combined cost of customer accounts and borrowings	2.41	2.58
Interest rate spread	3.08	3.17

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended December 31,
	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans	$137,451	$152,319
Mortgage-backed securities	27,281	25,312
Investment securities and cash equivalents	938	908

	165,670	178,539

INTEREST EXPENSE
Customer accounts	36,485	55,908
FHLB advances and other borrowings	31,420	32,618

	67,905	88,526

Net interest income	97,765	90,013
Provision for loan losses	69,750	35,000

Net interest income after provision for loan losses	28,015	55,013

OTHER INCOME
Gain on sale of investments	20,428	—
Other	3,809	4,175

	24,237	4,175

OTHER EXPENSE
Compensation and fringe benefits	13,637	14,805
Occupancy	3,249	3,174
FDIC insurance	3,564	279
Other	6,525	6,329

	26,975	24,587
Gain (loss) on real estate acquired through foreclosure, net	(12,720)	(1,239)

Income (loss) before income taxes	12,557	33,362
Income taxes	4,646	11,844

NET INCOME (LOSS)	7,911	21,518

Preferred dividends accrued	—	1,349

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$7,911	$20,169

PER SHARE DATA
Basic earnings (loss)	$.07	$.23
Diluted earnings (loss)	.07	.23
Cash Dividends per share	.05	.05
Basic weighted average number of shares outstanding	112,353,941	87,966,308
Diluted weighted average number of shares outstanding,
including dilutive stock options	112,583,127	88,028,272

PERFORMANCE RATIOS
Return on average assets	.25%	.66%
Return on average common equity	1.80%	5.97%